POWER OF ATTORNEY

Kemper Corporation Master Retirement Trust Investment Committee

With this Power of Attorney, the undersigned, JOHN M. BOSCHELLI, in his capacity as a Member of the Kemper Corporation Master Retirement Trust Investment Committee, hereby appoints each of Lisa M. King, Christopher L. Moses, Scott Renwick, Richard Roeske, Dennis J. Sandelski, Frank J. Sodaro and Dennis R. Vigneau, so long as such individual remains an executive officer of Kemper Corporation, as the undersigned's true and lawful attorney-in-fact, with the power and authority individually to execute and file on behalf of the undersigned, in his capacity as a Member of the Kemper Corporation Master Retirement Trust Investment Committee, all Forms 3, 4, 5, 144 and ID (including any amendments, successor or related forms thereto) that the Kemper Corporation Master Retirement Trust may from time to time be required to file with the United States Securities and Exchange Commission as a result of its ownership of, or transactions in, securities of Intermec, Inc., and to take such other actions which such attorney-in-fact believes necessary or appropriate in connection with the filing of such forms.

This Power of Attorney shall continue in effect until the undersigned is no longer required or authorized to file such forms on behalf of the Kemper Corporation Master Retirement Trust or until earlier revoked in writing.  The undersigned acknowledges that none of the above-named persons nor Kemper Corporation is assuming any of the responsibilities or obligations of the Kemper Corporation Master Retirement Trust to comply with the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, or any rules or regulations promulgated thereunder.

/s/ John M. Boschelli

John M. Boschelli

Member, Kemper Corporation Master Retirement Trust Investment Committee

Dated:  October 6, 2011